Exhibit 77Q1(e)(i)
ASG GLOBAL MACRO FUND

Advisory Agreement

AGREEMENT made the 1st day of December, 2014, by and between NATIXIS FUNDS TRUST II, a Massachusetts business trust (the “Fund”), with respect to its ASG Global Macro Fund series (the “Series”), and AlphaSimplex Group, LLC, a Delaware limited liability company (the “Manager”).

WITNESSETH:

WHEREAS, the Fund and the Manager wish to enter into an agreement setting forth the terms upon which the Manager (or certain other parties acting pursuant to delegation from the Manager) will perform certain services for the Series;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

1.           (a)           The Fund hereby employs the Manager to furnish the Series with Portfolio Management Services (as defined in Section 2 hereof), subject to the authority of the Manager to delegate any or all of its responsibilities hereunder to other parties as provided in Section 1(b) hereof.  The Manager hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as permitted by Section 1(b) hereof) and to assume the obligations herein set forth, for the compensation herein provided; provided, however, that the Manager shall have no obligation to pay the fees of any Sub-Adviser (as defined in Section 1(b) hereof), to the extent that the Fund has agreed, under any contract to which the Fund and the Sub-Adviser are parties (a “Sub-Advisory Agreement”) to pay such fees.  The Manager shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)           The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services (and assumption of related expenses) to one or more other parties (each such party, a “Sub-Adviser”), pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of Section 15 of the Investment Company Act of 1940 and the rules thereunder (the “1940 Act”) applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the trustees of the Fund and the shareholders of the Series), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission.  Any Sub-Adviser may (but need not) be affiliated with the Manager.  If different Sub-Advisers are engaged to provide Portfolio Management Services with respect to different segments of the portfolio of the Series, the Manager shall determine, in the manner described in the prospectus of the Series from time to time in effect, what portion of the assets belonging to the Series shall be managed by each Sub-Adviser.

2.           As used in this Agreement, “Portfolio Management Services” means management of the investment and reinvestment of the assets belonging to the Series, consisting specifically of the following:

(a)           obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Series in accordance with the Series’ investment objective and policies;

(b)           taking such steps as are necessary to implement the investment policies of the Series by purchasing and selling of securities, including the placing of orders for such purchase and sale;

(c)           regularly reporting to the Board of Trustees of the Fund with respect to the implementation of the investment policies of the Series;

(d)           voting all proxies and exercising all other rights of the Series as a security holder of companies in which the Series from time to time invests; and

(e)  oversight of all matters relating to compliance by the Series with applicable laws and with the Series’ investment policies, restrictions and guidelines, if the Manager has designated to one or more Sub-Advisers any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services.

The Manager shall manage the Series in conformity with (1) the investment objective, policies and restrictions of the Series set forth in the Fund’s prospectus and statement of additional information relating to the Series, (2) any additional policies or guidelines established by the Fund’s trustees that have been furnished in writing to the Manager, and (3) the provisions of the Internal Revenue Code (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code), all as from time to time in effect (collectively, the “Policies”), and with all applicable provisions of law, including, without limitation, all applicable provisions of the 1940 Act and the rules and regulations thereunder.  Subject to the foregoing, the Manager is authorized in its discretion to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Series, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Series may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Manager shall determine.

3.           [RESERVED]

4.           This Agreement shall not require the Manager to bear, or to reimburse the Fund for:

(a)           any of the costs of printing and mailing the items referred to in sub-section (n) of this section 4;

(b)           any of the costs of preparing, printing and distributing sales literature;

(c)           compensation of trustees of the Fund who are not directors, officers or employees of the Manager, any Sub-Adviser or any Administrator or of any affiliated person (other than a registered investment company) of the Manager, any Sub-Adviser or any Administrator;

(d)           registration, filing and other fees in connection with requirements of regulatory authorities;

(e)           the charges and expenses of any entity appointed by the Fund for custodial, paying agent, shareholder servicing and plan agent services;

(f)           charges and expenses of independent accountants retained by the Fund;

(g)           charges and expenses of any transfer agents and registrars appointed by the Fund;

(h)           brokers’ commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

(i)           taxes and fees payable by the Fund to federal, state or other governmental agencies;

(j)           any cost of certificates representing shares of the Fund;

(k)           legal fees and expenses in connection with the affairs of the Fund, including registering and qualifying its shares with Federal and State regulatory authorities;

(l)           expenses of meetings of shareholders and trustees of the Fund;

(m)           interest, including interest on borrowings by the Fund;

(n)           the costs of services, including services of counsel, required in connection with the preparation of the Fund’s registration statements and prospectuses, including amendments and revisions thereto, annual, semiannual and other periodic reports of the Fund, and notices and proxy solicitation material furnished to shareholders of the Fund or regulatory authorities; and

(o)           the Fund’s expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses.

5.           All activities undertaken by the Manager or any Sub-Adviser or Administrator pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Trustees of the Fund, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

6.           The services to be provided by the Manager and any Sub-Adviser or Administrator hereunder are not to be deemed exclusive and the Manager and any Sub-Adviser or Administrator shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

7.           As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation in an amount equal to (x) the annual rate of 1.25% of the average daily net assets of the Series  (less the net asset value of the Series’ wholly-owned subsidiary) (or such lesser amount as the Manager may from time to time agree to receive) minus (y) any fees payable by the Fund, with respect to the period in question, to any one or more Sub-Advisers pursuant to any Sub-Advisory Agreements in effect with respect to such period.  Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager.  The Manager hereby acknowledges that the Fund’s obligation to pay such compensation is binding only on the assets and property belonging to the Series.

8.           It is understood that any of the shareholders, trustees, officers, employees and agents of the Fund may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Manager, any affiliated person of the Manager, any organization in which the Manager may have an interest or any organization that may have an interest in the Manager; that the Manager, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Fund, the limited liability company agreement of the Manager or specific provisions of applicable law.

9.           This Agreement shall become effective as of the date of its execution, and

(a)           unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series, and (ii) by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on, such approval;

(b)           this Agreement may at any time be terminated on sixty days’ written notice to the Manager either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series;

(c)           this Agreement shall automatically terminate in the event of its assignment;

(d)           this Agreement may be terminated by the Manager on ninety days’ written notice to the Fund;

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty.

10.           This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

11.           For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.  References in this Agreement to any assets, property or liabilities “belonging to” the Series shall have the meaning defined in the Fund’s Agreement and Declaration of Trust as amended from time to time.

12.           In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund, to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

13.           In accordance with Regulation S-P, if non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

NATIXIS FUNDS TRUST II
on behalf of its ASG Global Macro Fund series

By: /s/ David Giunta
Name: David Giunta
Title: President

AlphaSimplex Group, LLC

By: /s/ Kendall Walker
Name: Kendall Walker
Title: Chief Financial Officer

NOTICE

A copy of the Agreement and Declaration of Trust establishing Natixis Funds Trust II (the “Fund”) is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Fund’s ASG Global Macro Fund series (the “Series”) on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Series.